SUB-ITEM 77Q1: Exhibits
		Y

		(a) Amendment to by-laws

		(d) Amended investment policies

SUB-ITEM 77Q1(a): Amendment to the By-Laws
Amendment to the By-Laws
of
Credit Suisse Institutional Fixed Income Fund, Inc.
Pursuant to Article VIII of the Amended By-Laws (the "By-Laws") of Credit Suisse Institutional Fixed Income Fund, Inc. (the "Fund"),
Article II, Section 6 of the By-Laws is hereby amended and restated in its entirety as follows:
Removal of Directors. Any director of the Corporation may be removed by the stockholders with or without cause at any time by a vote of a majority of the votes entitled to be cast for the election of directors. A director shall automatically be deemed to retire from the Board of Directors on the date he/she reaches the age of 72 years. The directors who are not "interested persons" of the Fund (as defined in the 1940 Act) ("Independent Directors") may except a director from the normal retirement age of 72 based on the particular facts and circumstances. A determination to waive the normal retirement age for an individual director shall be reviewed on an annual basis by the Independent Directors.
Dated the 11th day of February, 2004

SUB-ITEM 77Q1(d): Amended investment policies

	At a meeting on November 18, 2003, the Fund's Board of
Directors approved the following changes in the Fund's investment policies:

	To eliminate the policy of maintaining a weighted-average credit rating comparable to the AA rating of the Standard & Poor's Division of The Mc-Graw-Hill Companies, Inc.;

	To change the Fund's weighted-average maturity policy to 10 years or less;

	To permit the Fund to invest without limit in U.S.
dollar-denominated, investment-grade foreign securities;

	To raise to 35% of net assets the permissible amount of the Fund's investments in non-U.S. dollar-denominated foreign securities, emerging market debt securities and fixed income securities rated below investment grade; and

	To make clear that the Fund's 80% investment policy for fixed income securities includes convertible debt securities, preferred stocks and repurchase agreements involving portfolio securities.

	On November 18, 2003, the Fund's Board also approved the Fund's adoption of an options strategy, under which the Fund may write (sell) covered and uncovered put and call options on equity and debt securities, securities indexes, futures and swaps (commonly referred to as "swaptions") and purchase put and call options for hedging purposes or to increase total return.